Exhibit 4.1

THOMAS & BETTS CORPORATION

and

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.,

as Trustee

_________________________________________________________________

Supplemental Indenture No. 3

Dated as of November 23, 2009

_________________________________________________________________

5.625% Senior Notes due 2021

TABLE OF CONTENTS

		PAGE
ARTICLE 1
RELATION TO THE BASE INDENTURE; DEFINITIONS AND OTHER PROVISIONS OF GENERAL APPLICATION

Section 1.01.	Relation to the Base Indenture	1
Section 1.02.	Definitions and Other Provisions of General Application	1
Section 1.03.	Other Definitions	7

ARTICLE 2
THE SERIES OF NOTES

Section 2.01.	Title	7
Section 2.02.	Principal Amount	7
Section 2.03.	Form of Notes	8
Section 2.04.	Denomination and Date of Securities; Payment of Interest	8
Section 2.05.	Depository	8

ARTICLE 3
REDEMPTION

Section 3.01.	Optional Redemption	8

ARTICLE 4
REMEDIES

Section 4.01.	Events of Default Applicable to the Notes.	9
Section 4.02.	Acceleration of Maturity; Rescission and Amendment	10

ARTICLE 5
COVENANTS

Section 5.01.	Reports	12
Section 5.02.	Limitations upon Liens	12
Section 5.03.	Limitations upon Sales and Lease-Backs	13
Section 5.04.	Repurchase of Notes upon a Change of Control Triggering Event	14

ARTICLE 6
MODIFICATION, AMENDMENT AND WAIVER

Section 6.01.	Modification, Amendment and Waiver	16

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ARTICLE 7
DEFEASANCE

Section 7.01.	Defeasance	16
Section 7.02.	Covenant Defeasance	16
Section 7.03.	Additional Covenant Defeasance	16

ARTICLE 8
MISCELLANEOUS

Section 8.01.	Supplemental Indenture	16
Section 8.02.	Counterparts	16
Section 8.03.	Governing Law	16

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SUPPLEMENTAL INDENTURE NO. 3, dated as of November 23, 2009, between Thomas & Betts Corporation, a Tennessee corporation (the “Company”) and The Bank of New York Mellon Trust Company, N.A., a national association, as Trustee (the “Trustee”) (the “Supplemental Indenture”).

RECITALS OF THE COMPANY

The Company and the Trustee have executed and delivered an Indenture dated as of August 1, 1998 (the “Base Indenture” and, as supplemented by this Supplemental Indenture, the “Indenture”) to provide for the issuance from time to time of the Company’s senior unsecured debentures, bonds, notes or other evidences of indebtedness (the “Securities”).

Sections 2.01 and 3.01 of the Base Indenture provide that the form and terms of Securities of any series may be established pursuant to an indenture supplemental to the Base Indenture.

The Company wishes to create and issue a series of Securities under the Indenture, designated as the “5.625% Senior Notes due 2021” in the initial aggregate principal amount of $250,000,000 (the “Notes”).

All things necessary to make the Notes, when executed by the Company and authenticated and delivered hereunder and under the Base Indenture and duly issued by the Company and to make this Supplemental Indenture a valid agreement of the Company, in accordance with their and its terms, respectively, have been done.

NOW, THEREFORE, this Supplemental Indenture WITNESSETH:

For and in consideration of the premises and the purchase of the Notes by the Holders thereof, it is mutually covenanted and agreed, for the equal and proportionate benefit of the Holders of the Notes, as follows:

ARTICLE 1
Relation to the Base Indenture; Definitions and Other Provisions of General Application

Section 1.01.  Relation to the Base Indenture.  This Supplemental Indenture constitutes a supplement to the Base Indenture as well as an integral part of the Indenture.

Section 1.02.  Definitions and Other Provisions of General Application.  For all purposes of this Supplemental Indenture unless otherwise specified herein:

(a)        all terms used in this Supplemental Indenture which are not otherwise defined herein shall have the meanings they are given in the Base Indenture;

(b)        the provisions of general application stated in Section 1.01 of the Base Indenture shall apply to this Supplemental Indenture, except that the words “herein,” “hereof,” “hereto” and “hereunder” and other words of similar import refer to this Supplemental Indenture as a whole and not to the Base Indenture or any particular Article, Section or other subdivision of the Base Indenture or this Supplemental Indenture;

(c)        Section 1.01 of the Base Indenture is amended and supplemented, solely with respect to the Notes, by inserting the following additional defined terms in their appropriate alphabetical positions:

“Attributable Debt” means, with respect to a Sale and Lease-Back Transaction with respect to any Principal Property, at the time of determination, the present value of the total net amount of rent required to be paid under such lease during the remaining term thereof (including any period for which such lease has been extended), discounted at the rate of interest set forth or implicit in the terms of such lease (or, if not practicable to determine such rate, the weighted average interest rate per annum borne by the Notes then Outstanding under the Indenture) compounded semi-annually. In the case of any lease which is terminable by the lessee upon the payment of a penalty, such net amount shall be the lesser of (x) the net amount determined assuming termination upon the first date such lease may be terminated (in which case the net amount shall also include the amount of the penalty, but shall not include any rent that would be required to be paid under such lease subsequent to the first date upon which it may be so terminated) or (y) the net amount determined assuming no such termination.

“Capital Stock” means:

(1)           with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, including each class of common stock and preferred stock of such Person, and all options, warrants or other rights to purchase or acquire any of the foregoing; and

(2)           with respect to any Person that is not a corporation, any and all partnership, membership or other equity interests of such Person, and all options, warrants or other rights to purchase or acquire any of the foregoing.

“Change of Control” means the occurrence of any one of the following: (1) the direct or indirect sale, lease, transfer, conveyance or other disposition

(other than by way of merger, amalgamation, arrangement or consolidation), in one or a series of related transactions, of all or substantially all of the Company’s properties or assets and those of its Subsidiaries, taken as a whole, to one or more persons, other than to the Company or one of its Subsidiaries; (2) the first day on which a majority of the members of the Board of Directors is not composed of Continuing Directors; (3) the consummation of any transaction including, without limitation, any merger, amalgamation, arrangement or consolidation the result of which is that any person becomes the beneficial owner, directly or indirectly, of more than 50% of the Company’s Voting Stock; (4) the Company consolidates with, or merges with or into, any person, or any person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Company or of such other person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of the Company’s Voting Stock outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving person immediately after giving effect to such transaction; or (5) the adoption of a plan relating to the liquidation or dissolution of the Company. For the purposes of this definition, “person” and “beneficial owner” have the meanings used in Section 13(d) of the Exchange Act.

“Change of Control Triggering Event” means the Notes cease to be rated Investment Grade by both Rating Agencies on any date during the period (the “Trigger Period”) commencing 60 days prior to the first public announcement of the Change of Control or the Company’s intention to effect a Change of Control and ending 60 days following consummation of such Change of Control, which Trigger Period shall be extended following consummation of a Change of Control for so long as either of the Rating Agencies has publicly announced that it is considering a possible ratings change. Unless at least one of the Rating Agencies is providing a rating for the Notes at the commencement of any Trigger Period, the Notes shall be deemed to have ceased to be rated Investment Grade during that Trigger Period. Notwithstanding the foregoing, no Change of Control Triggering Event shall be deemed to have occurred in connection with any particular Change of Control unless and until such Change of Control has actually been consummated.

“Comparable Treasury Issue” means the United States Treasury security or securities selected by an Independent Investment Banker as having an actual or interpolated maturity comparable to the remaining term of the Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a comparable maturity to the remaining term of such Notes.

“Comparable Treasury Price” means, with respect to any Redemption Date, (1) the average of the Reference Treasury Dealer Quotations for such

Redemption Date after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or (2) if the Company obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

“Consolidated Net Tangible Assets” means, as of any date on which the Company effects a transaction requiring such Consolidated Net Tangible Assets to be measured hereunder, the aggregate amount of assets (less applicable reserves) after deducting therefrom: (a) all current liabilities, except for current maturities of long-term debt and obligations under capital leases; and (b) intangible assets (including goodwill), to the extent included in said aggregate amount of assets, all as set forth in the Company’s most recent consolidated balance sheet and computed in accordance with generally accepted accounting principles in the United States of America applied on a consistent basis.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors who (1) was a member of the Board of Directors on the Issue Date; or (2) was nominated for election, elected or appointed to the Board of Directors with the approval of a majority of the Continuing Directors who were members of the Board of Directors at the time of such nomination, election or appointment (either by a specific vote or by approval by such directors of the Company’s proxy statement in which such member was named as a nominee for election as a director).

“Default” means an event or condition the occurrence of which is, or with the lapse of time or the giving of notice or both would be, an Event of Default.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Hedging Obligations” means:

(1)           interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements;

(2)           other agreements or arrangements designed to manage interest rates or interest rate risk;

(3)           other agreements or arrangements designed to protect against fluctuations in currency exchange rates or commodity prices; and

(4)           other agreements or arrangements designed to protect against fluctuations in equity prices.

“Indebtedness” means with respect to any Person, without duplication:

(1) all obligations of such Person for borrowed money; and

(2) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by the Company.

“Investment Grade” means a rating equal to or higher than Baa3 by Moody’s (or the equivalent under any successor rating category of Moody’s) or BBB- by S&P (or the equivalent under any successor rating category of S&P) and the equivalent investment grade credit rating from any replacement Rating Agency or Rating Agencies selected by the Company.

“Issue Date” means November 23, 2009, the date of original issuance of the Notes.

 “Lien” means any lien, mortgage, deed of trust, hypothecation, pledge, security interest, charge or encumbrance of any kind.

“Moody’s” means Moody’s Investors Service, Inc., a subsidiary of Moody’s Corporation, and its successors.

“Principal Property” means the land, improvements, buildings, fixtures and equipment (including any leasehold interest therein) constituting the Company’s principal corporate office, any manufacturing plant, or any manufacturing, distribution or research facility (in each case, whether now owned or hereafter acquired) which is owned or leased by the Company, unless the Board of Directors has determined in good faith that such office, plant or facility is not of material importance to the total business conducted by the Company and its Subsidiaries taken as a whole. With respect to any Sale and Lease-Back Transaction or series of related Sale and Lease-Back Transactions, the determination of whether any property is a Principal Property shall be determined by reference to all properties affected by such transaction or series of transactions.

“Rating Agencies” means (a) each of Moody’s and S&P; and (b) if either of the Rating Agencies ceases to provide rating services to issuers or investors, and no Change of Control Triggering Event has occurred or is occurring, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act that is selected by the Company (as certified by a resolution of the Board of Directors) as a replacement for such Rating Agency that is reasonably acceptable to the Company.

“Reference Treasury Dealer” means Banc of America Securities LLC, J.P. Morgan Securities Inc. or a Primary Treasury Dealer selected by Wells Fargo Securities, LLC and their respective affiliates, and their respective successors and one other nationally recognized investment banking firm that is a primary U.S.

government securities dealer in New York City (a “Primary Treasury Dealer”) as selected by the Company. If any of the foregoing or their affiliates shall cease to be a Primary Treasury Dealer, the Company shall substitute therefor another Primary Treasury Dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any Redemption Date, the average, as determined by the Company, of the bid and ask prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 3:30 p.m., New York City time, on the third Business Day preceding such Redemption Date.

“Remaining Scheduled Payments” means, with respect to each Note to be redeemed, the remaining scheduled payments of principal of and interest on the Note that would be due after the related Redemption Date but for the redemption. If that Redemption Date is not an Interest Payment Date with respect to a Note, the amount of the next succeeding scheduled interest payment on the Note shall be reduced by the amount of interest accrued on the Note to the Redemption Date.

“S&P” means Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc., and its successors.

“Sale and Lease-Back Transaction” means any arrangement with any Person providing for the leasing by the Company of any Principal Property, whether now owned or hereafter acquired, which Principal Property has been or is to be sold or transferred by the Company to such Person.

“Significant Subsidiary” means, with respect to any Person, any Subsidiary of such Person that satisfies the criteria for a “significant subsidiary” as set forth in Rule 1-02(w) of Regulation S-X under the Exchange Act.

“Treasury Rate” means, with respect to any Redemption Date, the rate per annum equal to the semiannual equivalent yield to maturity or interpolation (on a day count basis) of the interpolated Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such Redemption Date.

“Voting Stock” means, with respect to any specified Person as of any date means the capital stock of such Person that is at the time entitled to vote generally in the election of the board of directors of such Person.

(d)        The defined term “Regular Record Date” in Section 1.01 of the Base Indenture is amended and supplemented, solely with respect to the Notes, to add the following second sentence:

“The Regular Record Date for the Notes shall be the May 1 or November 1 immediately preceding the relevant Interest Payment Date for the Notes.”

(e)        The defined term “Subsidiary” in Section 1.01 of the Base Indenture is amended and supplemented (and replaced), solely with respect to the Notes, by the following defined term:

“Subsidiary” means any Corporation, limited liability company, limited partnership or other similar type of business entity in which the Company and/or one or more of its Subsidiaries together own more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of the board of directors or similar governing body of such Corporation, limited liability company, limited partnership or other similar type of business entity, directly or indirectly.

Section 1.03.  Other Definitions.  Each of the following terms is defined in the section set forth opposite such term:

Term	Section
Base Indenture	Recitals
Change of Control Offer	Section 5.04(a)
Change of Control Payment	Section 5.04(a)
Change of Control Payment Date	Section 5.04(b)
DTC	Section 2.05
Events of Default	Section 4.01
Indenture	Recitals
Notes	Recitals
Notice of Acceleration	Section 4.02(a)
Primary Treasury Dealer	Section 1.02
Trigger Period	Section 1.02
Securities	Recitals

ARTICLE 2
The Series of Notes

Section 2.01.  Title.  There shall be a series of Securities designated the 5.625% Senior Notes due 2021.

Section 2.02.  Principal Amount.  The aggregate principal amount of the Notes which may be authenticated and delivered under this Supplemental Indenture shall initially be $250,000,000. The Notes need not be issued at one time and, unless otherwise provided, additional Notes may also be issued by the Company and authenticated and delivered under this Indenture after the Issue

Date having the same interest rate and other terms as the Notes issued on the Issue Date and in an aggregate principal amount, together with the Notes issued on the Issue Date, exceeding the amount set forth in the preceding sentence.

Section 2.03.  Form of Notes.  The Notes shall be substantially in the form of Exhibit A attached hereto.  The terms of such Notes are herein incorporated by reference and are part of this Supplemental Indenture.

Section 2.04.  Denomination and Date of Securities; Payment of Interest.  (a) The Notes shall be issuable in denominations of $2,000 and any integral multiples of $1,000 in excess thereof.

(b)        Each Note shall be dated the date of its authentication and shall bear interest from the most recent date to which interest has been paid on the Notes, or, if no interest has been paid, from the Issue Date.  Interest on the Notes shall be payable on each Interest Payment Date.

(c)        Except as provided in Section 3.07 of the Base Indenture, the Person in whose name any Note is registered at the close of business on any Regular Record Date with respect to any Interest Payment Date shall be entitled to receive the interest, if any, payable on such Interest Payment Date, notwithstanding any transfer or exchange of such Note subsequent to the Regular Record Date and prior to such Interest Payment Date.

Section 2.05.  Depository.  The Depository for any Notes issued as Global Securities shall be The Depository Trust Company in The City of New York (“DTC”) or any successor Depository appointed by the Company within 90 days of the termination of the services of DTC (or any successor to DTC).

ARTICLE 3
Redemption

Section 3.01.  Optional Redemption.  (a) The Company may redeem the Notes, in whole or in part, at the Company’s option, at any time and from time to time prior to maturity on at least 30 days’, but not more than 60 days’, prior notice mailed to the registered address of each Holder of the Notes.

(b)        The Redemption Price shall be equal to the greater of (i) 100% of the principal amount of the Notes to be redeemed or (ii) the sum of the present values of the Remaining Scheduled Payments, discounted, on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at a rate equal to the sum of the Treasury Rate plus 40 basis points plus, in each case, accrued and unpaid interest on the Notes to the Redemption Date; provided that the principal amount of a Note remaining outstanding after redemption in part shall be $2,000 or an integral multiple of $1,000 in excess thereof.

(c)        In the event that the Company chooses to redeem less than all of the Notes, selection of the Notes for redemption shall be made by the Trustee on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate.

(d)        In the event that any Note is redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof shall be issued in the name of the Holder thereof upon cancellation of the original Note.

(e)        The Company shall deposit funds in satisfaction of the Redemption Price for any Notes to be redeemed at least one Business Day before the applicable Redemption Date.

(f)        On and after the Redemption Date, interest shall cease to accrue on Notes or portions thereof called for redemption as long as the Company has deposited with the Paying Agent funds in satisfaction of the applicable Redemption Price.

(g)        Any redemption pursuant to this Article 3 shall be made pursuant to the provisions of Article 11 of the Base Indenture.

ARTICLE 4
Remedies

Section 4.01. Events of Default Applicable to the Notes. Pursuant to Section 3.01(s) of the Base Indenture, the following “Events of Default” shall apply with respect to the Notes:

(a)        default in the payment of any interest on the Notes when it becomes due and payable, and continuance of such default for a period of 30 days;

(b)        default in the payment of principal of (or premium, if any, on) the Notes at its Maturity;

(c)        default in the performance, or breach, of the Company’s obligations under Section 8.01 of the Base Indenture;

(d)        default in the performance, or breach, of any covenant in this Indenture (other than clauses (a) and (b) immediately above) for more than 60 days after written notice from the Trustee or the Holders of 25% of the Outstanding principal amount of the Notes, voting together as a single class, is provided to the Company;

(e)        failure by the Company to make any payment, at the Stated Maturity or upon acceleration, on any Indebtedness of the Company at any one time in an amount in excess of $50,000,000, whether such Indebtedness now exists or shall hereafter be created, if the Indebtedness is not discharged or the acceleration is not annulled within 60 days after written notice to the Company by the Trustee or the Holders of at least 25% of the Outstanding principal amount of the Notes;

(f)        the entry by a court having jurisdiction of a decree or order adjudging the Company or any of its Significant Subsidiaries a bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Company or any of its Significant Subsidiaries, under federal bankruptcy law or any other applicable federal or state law or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or any of its Significant Subsidiaries, or of any substantial part of the Company’s or any of its Significant Subsidiaries’ property, or ordering the winding up or liquidation of the Company’s or any of its Significant Subsidiaries’ affairs, and the continuance of any such decree or order unstayed and in effect for a period of 60 consecutive days; or

(g)        the commencement by the Company or any of its Significant Subsidiaries of proceedings to be adjudicated a bankrupt or insolvent, or the consent by the Company or any of its Significant Subsidiaries to the commencement of bankruptcy or insolvency proceedings against it, or the filing by the Company or any of its Significant Subsidiaries of a petition or answer or consent seeking reorganization or relief under federal bankruptcy law or any other applicable federal or state law, or the consent by the Company or any of its Significant Subsidiaries to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or similar official of the Company or any of its Significant Subsidiaries or of any substantial part of the Company’s or any of its Significant Subsidiaries’ property, or the making by the Company or any of its Significant Subsidiaries of a general assignment for the benefit of creditors, or the admission by the Company or any of its Significant Subsidiaries in writing of its inability to pay its debts generally as they become due, or the taking of corporate action by the Company or any of its Significant Subsidiaries in furtherance of any such action.

Section 4.02. Acceleration of Maturity; Rescission and Amendment.  (a) If an Event of Default with respect to the Notes (other than an Event of Default specified in Section 4.01(f) or Section 4.01(g) hereof) occurs and is continuing, then the Trustee or the Holders of at least 25% of the Outstanding principal amount of the Notes, voting together as a single class, may declare the principal of and accrued interest on all the Notes to be due and payable by notice in writing to the Company and the Trustee specifying the respective Event of Default and that it is a “Notice of Acceleration” and the same shall become immediately due and payable. Notwithstanding the foregoing, if an Event of Default specified in Section 4.01(f) or Section 4.01(g) hereof occurs and is continuing, then all unpaid principal of and premium, if any, and accrued and unpaid interest on the Notes shall automatically become and be due and payable without any declaration or other act on the part of the Trustee or any Holder of the Notes.

(b)        At any time after such a declaration of acceleration with respect to the Notes has been made as described in Section 4.02(a) hereof, the Holders of a majority in principal amount of the Outstanding Notes (including additional Notes, if any), by written notice to the Company and the Trustee, may rescind and annul such declaration and its consequences if:

(i)                 the Company has paid or deposited with the Trustee a sum sufficient to pay:

(A)              all overdue installments of interest on and any Additional Amounts with respect to the Notes;

(B)              the principal of (and premium, if any, on) any Notes which have become due otherwise than by such declaration of acceleration and interest thereon at the rate borne by the Notes and any Additional Amounts;

(C)              to the extent that payment of such interest or Additional Amounts is lawful, interest upon overdue interest and any Additional Amount at the rate borne by the Notes; and

(D)              all sums paid or advanced to the Trustee hereunder and the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel; and

(E)              all Events of Default with respect to the Notes, other than the non-payment of the principal of the Notes which have become due solely by such declaration of acceleration, have been cured or waived as provided in Section 5.13 of the Base Indenture.

No such rescission shall affect any subsequent default or impair any right consequent thereon.

ARTICLE 5
Covenants

Section 5.01. Reports.  In addition to the covenants set forth in Article 10 of the Base Indenture, the Company covenants and agrees for the benefit of the Holders of the Notes, and whether or not required by the rules and regulations of the Commission, that so long as any Notes are Outstanding, the Company shall file with the Commission, to the extent such filings are accepted by the Commission, and shall furnish (within 15 days after such filing) to the Trustee and to the Holders of the Notes all quarterly and annual reports and other information, documents and reports that would be required to be filed with the Commission pursuant to Section 13 of the Exchange Act if the Company were required to file under such Section.

Section 5.02. Limitations upon Liens.  In addition to the covenants set forth in Article 10 of the Base Indenture, the Company covenants and agrees for the benefit of the Holders of the Notes that the Company shall not issue, incur, create, assume or guarantee any Indebtedness secured by a Lien upon any Principal Property or upon any of the Capital Stock or Indebtedness of any of its Significant Subsidiaries (whether such Principal Property, or Capital Stock or Indebtedness is now existing or owed or is hereafter created or acquired) without in any such case effectively providing, concurrently with the issuance, incurrence, creation, assumption or guaranty of any such secured Indebtedness, or the grant of such Lien, that the Notes (together, if the Company shall so determine, with any other Indebtedness of or guarantee by the Company ranking equally with the Notes) shall be secured equally and ratably with (or, at the Company’s option, prior to) such secured Indebtedness. The foregoing restriction, however, shall not apply to any of the following:

(a)        Liens existing on the Issue Date;

(b)        Liens on assets or property of a Person at the time it becomes a Subsidiary, securing Indebtedness of such Person, provided such Indebtedness was not incurred in connection with such Person or entity becoming a Subsidiary and such Liens do not extend to any assets other than those of the Person becoming a Subsidiary;

(c)        Liens on property or assets of a Person existing at the time such Person is merged into or consolidated with the Company or any of its Subsidiaries, or at the time of a sale, lease or other disposition of all or substantially all of the properties or assets of a Person to the Company or any of its Subsidiaries, provided that such Lien was not incurred in anticipation of the merger, consolidation, or sale, lease, other disposition or other such transaction by which such Person was merged into or consolidated with the Company or any of its Subsidiaries;

(d)        Liens existing on assets created at the time of, or within the 12 months following, the acquisition, purchase, lease, improvement or development of such assets to secure all or a portion of the purchase price or lease for, or the costs of improvement or development of (in each case including related costs and expenses), such assets;

(e)        Liens to secure any extension, renewal, refinancing or refunding (or successive extensions, renewals, refinancings or refundings), in whole or in part, of any Indebtedness secured by Liens referred to in Sections 5.02(a), (b), (c) and (d) above, so long as such Lien is limited to all or part of substantially the same property which secured the Lien extended, renewed or replaced, and the amount of Indebtedness secured is not increased (other than by the amount equal to any costs and expenses (including any premiums, fees or penalties) incurred in connection with any extension, renewal, refinancing or refunding);

(f)        Liens for taxes not yet due or that are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of the Company in conformity with generally accepted accounting principles;

(g)        Liens imposed by law, such as carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business that are not overdue for a period of more than 30 days or that are being contested in good faith by appropriate proceedings;

(h)        Liens to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(i)        Liens in favor of only the Company or one or more of its Subsidiaries;

(j)        Liens in favor of the Trustee securing Indebtedness owed under the Indenture to the Trustee and granted in accordance with the Indenture; and

(k)        Liens to secure Hedging Obligations.

Notwithstanding the foregoing, the Company shall be permitted to incur Indebtedness, secured by Liens otherwise prohibited by this Section 5.02, which, together with the value of Attributable Debt outstanding pursuant to the last paragraph of Section 5.03 hereof, do not exceed 15% of Consolidated Net Tangible Assets measured at the date of incurrence of the Lien.

Section 5.03.  Limitations upon Sales and Lease-Backs.  The Company shall not enter into any Sale and Lease-Back Transaction with respect to any Principal Property, other than any such Sale and Lease-Back Transaction involving a lease for a term of not more than three years or any such Sale and Lease-Back Transaction between the Company and one of its Subsidiaries or between the Company’s Subsidiaries, unless:

(a)        the Company or such Subsidiary would be entitled to incur Indebtedness secured by a Lien on the Principal Property involved in such Sale and Lease-Back Transaction at least equal in amount to the Attributable Debt with respect to such Sale and Lease-Back Transaction, without equally and ratably securing the Notes, pursuant to Section 5.02 hereof; or

(b)        the proceeds of such Sale and Lease-Back Transaction are at least equal to the fair market value of the affected Principal Property (as determined in good faith by the Board of Directors) and the Company applies an amount equal to the net proceeds of such Sale and Lease-Back Transaction within 365 days of such Sale and Lease-Back Transaction to any (or a combination) of (i) the prepayment or retirement of the Notes, (ii) the prepayment or retirement (other than any mandatory retirement, mandatory prepayment or sinking fund payment or by payment at maturity) of other Indebtedness of the Company or of one of its Subsidiaries (other than Indebtedness that is subordinated to the Notes or Indebtedness owed to the Company or one of its Subsidiaries) that matures more than 12 months after its creation or (iii) the purchase, construction, development, expansion or improvement of other comparable property.

Notwithstanding the restrictions in this Section 5.03, the Company shall be permitted to enter into Sale and Lease-Back Transactions otherwise prohibited by this Section 5.03, which, together with all Indebtedness outstanding pursuant to the last paragraph of Section 5.02 hereof, do not exceed 15% of Consolidated Net Tangible Assets measured at the closing date of the Sale and Lease-Back Transaction.

Section 5.04.  Repurchase of Notes upon a Change of Control Triggering Event.  (a) If a Change of Control Triggering Event occurs, unless the Company has exercised its right to redeem the Notes pursuant to Section 3.01 hereof, the Company shall be required to make an offer to repurchase all or, at the Holder’s option, any part (equal to $2,000 or any multiple of $1,000 in excess thereof), of each Holder’s Notes pursuant to the offer described in Section 5.04(b) below (the “Change of Control Offer”). In the Change of Control Offer, the Company shall be required to offer payment in cash equal to 101% of the aggregate principal amount of Notes repurchased plus accrued and unpaid interest, if any, on the Notes repurchased, to, but not including, the date of purchase (the “Change of Control Payment”), subject to the rights of Holders of the Notes on the relevant Regular Record Date to receive interest due on the relevant Interest Payment Date.

(b)        Within 30 days following any Change of Control Triggering Event, the Company shall be required to mail a notice to Holders of the Notes, with a copy to the Trustee, describing the transaction or transactions that constitute the Change of Control Triggering Event and offering to repurchase the Notes on the date specified in the notice, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”), pursuant to the procedures specified herein and described in such notice. The Company shall comply with the requirements of applicable securities laws and regulations in connection with the repurchase of the Notes as a result of a Change of Control Triggering Event.

(c)        On the Change of Control Payment Date, the Company shall be required, to the extent lawful, to (1) accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer, (2) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions thereof properly tendered and (3) deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officer’s Certificate stating that the aggregate principal amount of such Notes or portions thereof being purchased by the Company pursuant to this Section 5.04.  The Paying Agent shall promptly mail to each Holder who properly tendered Notes, the Change of Control Payment for such Notes and the Trustee shall be required to promptly authenticate and mail (or cause to be transferred by book entry) to each such Holder, a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each new Note shall be issued in a principal amount of $2,000 or a multiple of $1,000 in excess thereof.

(d)        The Company shall not be required to make a Change of Control Offer upon a Change of Control Triggering Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by the Company and such third party purchases all Notes properly tendered and not withdrawn under its offer.  In the event that such third party terminates or defaults its offer, the Company shall be required to make a Change of Control Offer treating the date of such termination or default as though it were the date of the Change of Control Triggering Event.

(e)        The Company shall comply with the requirements of Rule 14e-1 under the Exchange Act and other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control Triggering Event.  To the extent that the provisions of any securities laws or regulations conflict with this Section 5.04, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Section 5.04 by virtue thereof.

ARTICLE 6
Modification, Amendment and Waiver

Section 6.01.  Modification, Amendment and Waiver.  The consent of each Holder of each Outstanding Note shall be required to alter the Company’s obligation to make a Change of Control Offer pursuant to Section 5.04 hereof.

ARTICLE 7
Defeasance

Section 7.01.  Defeasance.  Article 13 of the Base Indenture shall apply to the Notes.

Section 7.02.  Covenant Defeasance.  Section 13.03 of the Base Indenture is amended and supplemented, solely with respect to the Notes, by (i) deleting “and” where it appears after “Section 5.01(f)” and inserting a comma in its place and (ii) inserting “and any other obligations specified in one or more indentures supplemental hereto with respect to the Securities of such series” after “(if Section 5.01(g) is specified as applicable to the Securities of such series)”.

Section 7.03.  Additional Covenant Defeasance.  In addition to the obligations referred to in Section 13.03 of the Base Indenture, the term “covenant defeasance”, as defined in Section 13.03, shall also apply to the obligations of the Company set forth in Section 4.01(c), Section 4.01(d) (insofar as it relates to Section 10.05 of the Base Indenture), Section 4.01(e), Section 4.01(f), Section 4.01(g) and Article 5 of this Supplemental Indenture.

ARTICLE 8
Miscellaneous

Section 8.01.  Supplemental Indenture.  The Base Indenture, as supplemented by this Supplemental Indenture, is in all respects hereby adopted, ratified and confirmed.

Section 8.02.  Counterparts.  This Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original; but such counterparts shall together constitute but one and the same instrument.

Section 8.03.  Governing Law.  This Supplemental Indenture and the form of Note attached hereto as Exhibit A shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely in such State, without regard to principles of conflicts of laws.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, as of the day and year first written above.

THOMAS & BETTS CORPORATION

By:
Name: Joseph F. Warren
Title: Vice-President

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By:
Name: Stefan Victory
Title: Vice-President

EXHIBIT A

[FACE OF NOTE]

REGISTERED

No. R-1
PRINCIPAL AMOUNT:  $250,000,000

CUSIP NO. 884315AG7

THOMAS & BETTS CORPORATION

5.625% SENIOR NOTES DUE 2021

UNLESS THIS NOTE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (THE “DEPOSITORY”) (55 WATER STREET, NEW YORK, NEW YORK), TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY NOTE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY, AND ANY PAYMENT HEREON IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY, ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL SINCE THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE (AS DEFINED ON THE REVERSE HEREOF) AND IS REGISTERED IN THE NAME OF A DEPOSITORY OR A NOMINEE OF A DEPOSITORY.  THIS SECURITY IS EXCHANGEABLE FOR SECURITIES REGISTERED IN THE NAME OF A PERSON OTHER THAN THE DEPOSITORY OR ITS NOMINEE ONLY IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE, AND NO TRANSFER OF THIS SECURITY (OTHER THAN A TRANSFER OF THIS SECURITY AS A WHOLE BY THE DEPOSITORY TO A NOMINEE OF THE DEPOSITORY OR BY A NOMINEE OF THE DEPOSITORY TO THE DEPOSITORY OR ANOTHER NOMINEE OF THE DEPOSITORY) MAY BE REGISTERED EXCEPT IN SUCH LIMITED CIRCUMSTANCES.

THOMAS & BETTS CORPORATION, a Tennessee corporation (the “Company,” which term includes any successor Person under the Indenture, as defined on the reverse hereof), for value received, hereby promises to pay to CEDE & CO., C/O THE DEPOSITORY TRUST COMPANY, 55 WATER STREET, NEW YORK, NEW YORK  10041, or registered assigns, the principal sum of TWO HUNDRED FIFTY MILLION DOLLARS ($250,000,000) on November 15, 2021.

Interest Rate:  5.625% per annum.

Interest Payment Dates:  May 15 and November 15, commencing on May 15, 2010.

Regular Record Dates:  May 1 and November 1.

Reference is made to the further provisions of this Note set forth on the reverse hereof and the Indenture (as defined on the reverse hereof), which shall for all purposes have the same effect as if set forth on the face hereof.

IN WITNESS WHEREOF, the Company has caused this Note to be duly executed.

[Corporate Seal]

THOMAS & BETTS CORPORATION

By:
Name: Joseph F. Warren
Title: Vice President– Treasurer

Attest:

Name:	W. David Smith, Jr.
Title:	Assistant General Counsel and
Assistant Secretary

CERTIFICATE OF AUTHENTICATION

This is one of the 5.625% Senior Notes due 2021 referred to in the within-mentioned Indenture.

Dated: November 23, 2009

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By:
Authorized Signatory

[REVERSE OF NOTE]

5.625% SENIOR NOTES DUE 2021

1.      Indenture.  The Company issued this Note pursuant to an Indenture dated as of August 1, 1998 (the “Base Indenture”), as supplemented by a Supplemental Indenture No. 3 dated as of November 23, 2009 (the “Supplemental Indenture” and together with the Base Indenture, the “Indenture”), between the Company and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee,” which term includes any successor trustee under the Indenture).  This Note is one of a duly authorized issue of Notes of the Company designated as its 5.625% Senior Notes due 2021.  The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act.  Notwithstanding anything to the contrary herein, the Notes are subject to all such terms, and Holders of Notes are referred to the Indenture and the Trust Indenture Act for a statement of such terms.  The Notes are senior unsecured obligations of the Company.

Each Holder, by accepting a Note, agrees to be bound by all of the terms and provisions of the Indenture, as the same may be amended from time to time.

2.      Interest.  The Company promises to pay interest on the principal amount of this Note at a rate of 5.625% per annum.  Interest on the Notes shall accrue from the most recent Interest Payment Date to which interest has been paid or duly provided for, or if no interest has been paid, from the Issue Date.  The Company shall pay interest semi-annually in arrears on each Interest Payment Date, commencing on May 15, 2010, until the principal hereof is paid or duly provided for.  Interest shall be computed and paid on the basis of a 360-day year comprised of twelve 30-day months.

If any Interest Payment Date or the Maturity Date falls on a day that is not a Business Day, principal or interest payable with respect to such Interest Payment Date or Maturity Date, as the case may be, shall be paid on the next succeeding Business Day with the same force and effect as if it were paid on the date such payment was due, and no interest shall accrue on the amount so payable for the period from and after such Interest Payment Date or the Maturity Date, as the case may be.

Any such interest not so punctually paid or duly provided for shall forthwith cease to be payable to the registered Holder on such Regular Record Date and may either be paid (i) to the Person in whose name this Note is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice of which shall be given to Holders of Notes not less than 10 days prior to such Special Record Date or (ii) at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Notes of this series may be listed, and upon such notice as may be required by such exchange, all as more fully provided in the Indenture.

3.      Method of Payment.  The Company shall pay interest on the Notes (except Defaulted Interest) to the Persons who are the registered Holders at the close of business on the Regular Record Date for such interest, which shall be the May 1 or November 1 (whether or not such day is a Business Day), immediately preceding the Interest Payment Date even if the Notes are canceled on registration of transfer or registration of exchange after such Regular Record Date.

All payments of principal of, and any interest on the Notes issued in global form shall be made to the Depository as the registered holder thereof.  The Company expects that the Depository, upon receipt of payment of principal or interest on such Note, will credit the accounts of persons who have accounts with the Depository (the “participants”) with payment of principal or interest on the date payable in amounts proportionate to their respective beneficial interests in the principal amount of such Note as shown on the records of the Depository.  The Company also expects that payments by participants to owners of beneficial interests in any Note held through such participants will be governed by standing instructions and customary practices.  Such payments shall be the responsibility of such participants.

The Company is obligated to make payment of principal, premium, if any, and interest in respect of this Note in United States dollars.  The Company may, at its option, pay principal, premium, if any, and interest by wire transfer in U.S. legal tender.  The Company may deliver any interest payment by check mailed to the address of the Person entitled thereto as such address shall appear on the Security Register.

4.      Paying Agent and Registrar.  The Company shall at all times appoint and maintain a Paying Agent (which may be the Trustee) authorized by the Company to pay the principal, premium, if any, and interest on the Notes on behalf of the Company and having an office or agency in New York, New York (the “Place of Payment”) where Notes may be presented or surrendered for payment and where notices, designations or requests with respect to the Notes may be served.  The Company has initially appointed the Trustee to act as Paying Agent and Registrar.  The Company may change the Paying Agent or Registrar without notice to the Holders.  Neither the Company nor any of its Subsidiaries or Affiliates may act as Paying Agent, although such entities may act as Registrar.

5.      Optional Redemption.  The Company may redeem the Notes, in whole or in part, at the Company’s option, at any time and from time to time prior to maturity on at least 30 days’, but not more than 60 days’, prior notice at the Redemption Price equal to the greater of: (i) 100% of the principal amount of the Notes to be redeemed; and (ii) the sum of the present values of the Remaining Scheduled Payments, discounted, on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at a rate equal to the sum of the Treasury Rate plus 40 basis points plus, in each case, accrued and unpaid interest on the Notes to the Redemption Date; provided that the principal amount of a Note remaining outstanding after redemption in part shall be $2,000 or an integral multiple of $1,000 in excess thereof.

If less than all of the Notes are to be redeemed at any time, selection of the Notes to be redeemed shall be made by the Trustee from among the Outstanding Notes on a pro rata basis, by lot or by any other method permitted in the Indenture.  On and after the Redemption Date, interest shall cease to accrue on the Notes or portions thereof called for redemption.

The Notes will not be entitled to any sinking fund.

6.      Notice of Redemption.  Notice of redemption under the preceding paragraph of this Note shall be mailed at least 30 days but not more than 60 days before the Redemption Date to each Holder of Notes to be redeemed at such Holder’s registered address.

Except as set forth in the Indenture, if monies for the redemption of the Notes called for redemption shall have been deposited with the Paying Agent for redemption on such Redemption Date, then the Notes called for redemption shall cease to bear interest from and after such Redemption Date and the only right of the Holders of such Notes shall be to receive payment of the Redemption Price plus interest accrued through the Redemption Date, if any.

7.      Offers to Repurchase Upon Changes of Control Triggering Event.  The Indenture provides that, upon the occurrence of a Change of Control Triggering Event, and if the Company has not previously redeemed all or any portion of the Notes, the Company shall be required to make an offer to repurchase all or, at the Holder’s option, any part of each Holder’s Notes in accordance with the procedures set forth in the Indenture.

8.      Denominations; Transfer; Exchange.  The Notes are in definitive, fully registered form, without coupons, in minimum denominations of U.S. $2,000 and in integral multiples of U.S. $1,000 in excess thereof.  A Holder shall register the transfer or exchange of Notes in accordance with the Indenture and the Registrar may require a Holder, among other things, to furnish appropriate endorsements and transfer documents in connection therewith as permitted by the Indenture.  No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. The Registrar need not register the transfer of or exchange of any Notes or portions thereof selected for redemption.

9.      Persons Deemed Owners.  Prior to due presentment of this Note for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Note is registered as the owner hereof for all purposes, whether or not this Note be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

10.    Unclaimed Money.  If money for the payment of principal or interest remains unclaimed for two years (or such shorter period for the return of such moneys to the Company under applicable abandoned property laws), the Trustee and the Paying Agent shall pay the money back to the Company upon written request.  After that, Holders entitled to money must look to the Company for payment as general creditors unless an “abandoned property” law designates another person.

11.     Defeasance and Covenant Defeasance.  The Indenture contains provisions for defeasance at any time of (i) the entire indebtedness of this Note or (ii) certain respective covenants and Events of Default with respect to this Note, in each case upon compliance with certain conditions set forth therein, which provisions apply to the Notes.

At the option of the Company and upon satisfaction of certain conditions specified in the Indenture, either (a) the Company shall be deemed to have paid and discharged the entire indebtedness on the Notes or (b) the Company need not comply with certain covenants contained in the Indenture, in each case upon the deposit by the Company with the Trustee in trust for the Holders of the Notes of an amount of funds or obligations issued or guaranteed by the United States of America sufficient to pay and discharge upon the Stated Maturity thereof the entire indebtedness evidenced by the Notes, all as provided in the Indenture.

No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and interest on this Note at the times, places and rate, and in the currency herein prescribed.

12.     Amendments, Supplements, and Waivers.  The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of Notes at any time by the Company and the Trustee with the consent of a majority in aggregate Outstanding principal amount of the Notes.  The Indenture also contains provisions permitting the Holders of specified percentages in aggregate Outstanding principal amount of the Notes to waive compliance by the Company with certain provisions of the Indenture and certain past Defaults under the Indenture and their consequences.  Any such consent or waiver by the Holder of this Note shall be conclusive and binding upon such Holder and upon all future Holders of this Note and of any Note or Notes issued upon the registration of transfer hereof or in exchange hereof or in lieu hereof, whether or not a notation of such consent or waiver is made upon this Note.

Without notice to or consent of any Holder, the parties thereto may amend or supplement the Indenture or the Notes to, among other things, cure any ambiguity, defect or inconsistency or make any other change that does not adversely affect in any material respect the rights of any Holder of a Note.

13.     Restrictive Covenants.  The Indenture imposes certain limitations on the ability of the Company to, among other things, incur additional Indebtedness, create Liens, merge or consolidate with or into any other Person or sell, lease, convey or otherwise dispose of all or substantially all of its assets.  Such limitations are subject to a number of qualifications and exceptions and, in certain instances upon the occurrence of certain events, cease to be binding upon the Company.  The Company shall report on an annual basis to the Trustee on compliance with all conditions and covenants of the Indenture.

14.    Successor.  When a successor Corporation assumes, in accordance with the Indenture, all the obligations of its predecessor under the Notes and the Indenture, and immediately before and thereafter no Default exists and certain other conditions are satisfied, the predecessor Corporation shall be released from those obligations.

15.     Defaults and Remedies.  In case an Event of Default with respect to the Notes shall occur and be continuing, the principal of the Notes may be declared due and payable in the manner and with the effect provided in the Indenture.

16.     Trustee Dealings with Company.  The Trustee under the Indenture, in its individual or any other capacity, may make loans to, accept deposits from and perform services for the

Company, and may otherwise deal with the Company, its Subsidiaries or their respective Affiliates as if it were not the Trustee.

17.     No Recourse Against Others.  This Note and all documents, agreements, understandings and arrangements relating to any transaction contemplated hereby or thereby have been executed or entered into by an officer of the Company in his/her capacity as an officer of the Company which has been formed as a Tennessee corporation, and not individually, and neither the trustees, directors, officers, employees or shareholders of the Company shall be bound or have any personal liability hereunder or thereunder.  Each party hereto shall look solely to the assets of the Company for satisfaction of any liability of the Company in respect of this Note and all documents, agreements, understandings and arrangements relating to any transaction contemplated hereby or thereby and shall not seek recourse or commence any action against any of the trustees, directors, officers, employees or shareholders of the Company, or any of their personal assets, for the performance or payment of any obligation hereunder or thereunder.  By accepting a Note, each Holder shall waive and release all such liability.  The waiver and release shall be part of the consideration for the issue of the Notes. The foregoing shall also apply to any future documents, agreements, understandings, arrangements and transactions between the parties hereto.

18.     Authentication.  Unless the Certificate of Authentication hereon has been executed by the Trustee by manual signature, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

19.    Counterparts.  The parties may sign multiple counterparts of this Note.  Each signed counterpart shall be deemed an original but all of them together represent one and the same Note.

20.    Governing Law.  This Note shall be governed by and construed in accordance with the laws of the State of New York, as applied to agreements made and to be performed entirely within the State of New York, without regard to principles of conflicts of law.  Each of the parties to the Indenture has agreed to submit to the jurisdiction of the courts of the State of New York in any action or proceeding arising out of or relating to this Note.

21.     Abbreviations and Defined Terms.  Customary abbreviations may be used in the name of a Holder of a Note or an assignee, such as:  TEN COM (as tenants in common); TEN ENT (as tenants by the entireties); JT TEN (as joint tenants with right of survivorship and not as tenants in common); CUST (Custodian); and U/G/M/A (Uniform Gifts to Minors Act).

22.     CUSIP Numbers.  The Company has caused CUSIP numbers to be printed on the Notes as a convenience to the Holders.  No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption, and reliance may be placed only on the other identification numbers printed hereon, and any redemption of the Notes shall not be affected by any defect in or omission of such numbers.

The Company shall furnish to any Holder of a Note upon written request and without charge a copy of the Indenture.  Requests may be made to:  Thomas & Betts Corporation, 8155

T&B Boulevard, Memphis, Tennessee 38125, Telephone No. (901) 252-5000, Attention: W. David Smith, Jr;, Assistant General Counsel and Assistant Secretary.

ASSIGNMENT FORM

FOR VALUE RECEIVED, the undersigned hereby sell(s), assigns(s) and transfer(s) unto

PLEASE INSERT SOCIAL SECURITY OR OTHER IDENTIFYING NUMBER OF ASSIGNEE

 ____________________________
/____________________________/

(Please Print or Type Name and Address
Including Postal Zip Code of Assignee)

the within Note and all rights thereunder, and hereby irrevocably constitutes and appoints to transfer said Note on the books of the Company, with full power of substitution in the premises.

Dated: _____________________________

Signature Guaranteed

NOTICE: Signature must be guaranteed	NOTICE: The signature to this assignment must correspond with the name as written upon the face of the within Note in every particular, without alteration or enlargement or any change whatever.

[OPTION OF HOLDER TO ELECT PURCHASE]

If you elect to have all or only part of this Note purchased by the Company in accordance with the provisions of the Indenture governing a Change of Control Triggering Event, state the amount you elect to have purchased:

$  ________________________

Date:______________________

_______________________________________
(Sign exactly as your name appears on the other side of this Note)